Exhibit 21.01

SUBSIDIARIES OF XCEL ENERGY INC.

SUBSIDIARY (a)	STATE OF INCORPORATION	PURPOSE
Northern States Power Company (a Minnesota corporation)	Minnesota	Electric and gas utility
Northern States Power Company (a Wisconsin corporation)	Wisconsin	Electric and gas utility
Public Service Company of Colorado	Colorado	Electric and gas utility
Southwestern Public Service Company	New Mexico	Electric utility
WestGas InterState, Inc.	Colorado	Natural gas transmission company
Xcel Energy Wholesale Group Inc.	Minnesota	Intermediate holding company for subsidiaries providing wholesale energy
Xcel Energy Markets Holdings Inc.	Minnesota	Intermediate holding company for subsidiaries providing energy marketing services
Xcel Energy International Inc.	Delaware	Intermediate holding company for international subsidiaries
Xcel Energy Ventures Inc.	Minnesota	Intermediate holding company for subsidiaries developing new businesses
Xcel Energy Retail Holdings Inc.	Minnesota	Intermediate holding company for subsidiaries providing services to retail customers
Xcel Energy Communications Group Inc.	Minnesota	Intermediate holding company for subsidiaries providing telecommunications and related services
Xcel Energy WYCO Inc.	Colorado	Intermediate holding company holding investment in WYCO
Xcel Energy Services Inc.	Delaware	Service company for Xcel Energy system

(a)	Certain insignificant subsidiaries are omitted.